Exhibit 99.1
FOR FURTHER INFORMATION:
AT MERCANTILE BANK CORPORATION:

Michael Price	Charles Christmas
Chairman & CEO	Chief Financial Officer
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com
Mercantile Bank Corporation Announces Additional Provision
to the Allowance For Loan and Lease Losses
GRAND RAPIDS, Mich., February 26, 2010 (GLOBE NEWSWIRE) — Mercantile Bank Corporation (NASDAQ: MBWM) (“Mercantile”) today announced that it has revised its fourth quarter and full year 2009 financial results from those announced in a press release on January 19, 2010. The revision arises from an additional $10.0 million provision for loan and lease losses (“provision”) due to a reevaluation of the adequacy of the allowance for loan and lease losses (“allowance”) completed subsequent to the January 19, 2010 press release. The additional provision was charged against earnings effective as of December 31, 2009, and the financial statements and related financial information included in the January 19, 2010 press release have been revised accordingly.
As a result of the additional $10.0 million provision, the net loss for the fourth quarter of 2009 increased from the originally reported $26.4 million ($3.11 per diluted share) to $36.4 million ($4.28 per diluted share), and the net loss for the twelve months ended December 31, 2009 increased from the originally reported $42.9 million ($5.05 per diluted share) to $52.9 million ($6.23 per diluted share). Despite the additional expense, Mercantile’s wholly-owned subsidiary bank, Mercantile Bank of Michigan, continues to maintain capital levels in excess of regulatory minimums for well capitalized banks. No changes were made to the originally- reported levels of nonperforming assets or net loan and lease charge-offs.
The following table includes revised and originally reported key allowance and capital measurements as of December 31, 2009:

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	As of December 31, 2009
		Originally
	Revised	Reported
Allowance for loan and lease losses	$47,878,000	$37,878,000
Total shareholders’ equity	$140,104,000	$150,104,000

Allowance for loan and lease losses to total loans	3.11%	2.46%
Period-ending equity to total assets	7.35%	7.83%
Tier 1 leverage capital ratio	8.64%	9.14%
Tier 1 risk-based capital ratio	9.92%	10.43%
Total risk-based capital ratio	11.18%	11.70%
About Mercantile Bank Corporation
Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Founded in 1997 to provide banking services to businesses, individuals, and governmental units, the Bank differentiates itself on the basis of service quality and its banking staff expertise. Mercantile has seven full-service banking offices in Grand Rapids, Holland and Lansing, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”
Forward-Looking Statements
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

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